Exhibit 99.4

CONSENT OF JMP SECURITIES LLC

We hereby consent to (i) the inclusion of our opinion letter, dated November 10, 2011, to the Board of Directors of BFC Financial Corporation (“BFC”) as Annex B to the Joint Proxy Statement/Prospectus of BFC relating to the proposed merger of BFC and Bluegreen Corporation and (ii) all references to our firm in the sections captioned “Summary —Opinion of the Financial Advisor to BFC’s Board of Directors,” “—Termination of the Merger Agreement,” “Risk Factors —Risks Related to the Merger,” “The Merger —Background of the Merger,” “— Recommendation of the BFC Board and its Reasons for the Merger,” “—Opinion of the Financial Advisor to BFC’s Board of Directors,” “—Recommendation of the BFC Board and its Reasons for the Merger,” “The Merger Agreement— Conditions to Consummation of the Merger” and “—Termination of the Merger Agreement” of the Joint Proxy/Statement Prospectus of BFC which forms a part of this Amendment No. 2 to the Registration Statement on Form S-4 (Registration Number 333-178703), including the quotations from, and summarizations of, our opinion contained therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JMP Securities LLC

By:	/s/
Name:
Title:

San Francisco, CA

February 13, 2012